Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-130411, 333-131533, 333-130004, 333-36038, 333-41300, 333-67906, 333-36603, 333-38431, 333-108926, 333-112681, 333-138170, 333-134126, and 333-143452) and Form S-8 (Nos. 333-65200, 333-58957, 333-35919, 333-106568, 333-106571, 333-112791, 333-118016, and 333-146624) of Cell Therapeutics, Inc. of our report dated March 11, 2008, relating to the Statements of Revenues and Direct Expenses of the Zevalin product line, which appears in the Current Report on Form 8-K of Cell Therapeutics, Inc. dated March 11, 2008.

/s/ Stonefield Josephson, Inc.

Los Angeles, California
March 11, 2008